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                                                                      Exhibit 23






                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-80041, 2-94701, 33-2517, 33-12762, 33-12763, 33-38145,
33-50598, 33-44693, 33-55092, 33-72160, 333-10553 and 333-42163) of
Intermagnetics General Corporation of our report dated July 14, 1998, relating to the consolidated balance sheets of Intermagnetics General Corporation and subsidiaries as of May 31, 1998 and May 25, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1998, and the related schedule, which report appears in the May 31, 1998 annual report on Form 10-K of Intermagnetics General Corporation.



                                                       /s/ KPMG Peat Marwick LLP



Albany, New York
August 27, 1998